Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES EQUITY INVESTMENT BY

UNISPLENDOUR CORPORATION LIMITED

Unisplendour to Purchase $3.775 Billion of Newly Issued Western Digital Common Stock

Investment Represents a 15% Equity Stake in Western Digital

IRVINE, Calif. and BEIJING, China — Sept. 30, 2015 — Western Digital® Corporation (NASDAQ: WDC) and Unisplendour Corporation Limited (Unis) today jointly announced that they have entered into an agreement under which a subsidiary of Unis will make a $3.775 billion equity investment in Western Digital. Under the terms of the investment, Unis has agreed to purchase newly issued Western Digital common stock at a price of $92.50 per share.

Immediately following the closing of the investment, Unis will hold approximately 15% of Western Digital’s issued and outstanding shares of common stock based on the number of issued and outstanding shares as of Sept. 25, 2015. Unis will have the right to nominate one representative to the Western Digital board of directors and will be subject to a five-year position standstill and voting restrictions. The board representative right terminates if Unis’ ownership falls below 10%. In addition, Unis has agreed to a five-year lock-up on its shares, with a limited number of shares becoming available for transfer each year.

Proceeds from the investment will go toward strengthening Western Digital’s balance sheet, providing financial flexibility and pursuing long-term strategic growth initiatives.

“The equity investment by Unis will help facilitate our growth as we look to capitalize on the many opportunities and changes within the global storage industry,” said Steve Milligan, president and chief executive officer, Western Digital. “This investment reflects Unis’ strong support for Western Digital’s value-creation efforts.”

Western Digital Announces Equity Investment by Unisplendour Corporation Limited

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“We are excited to establish a relationship with Western Digital, a leading company in the storage industry with a capable and talented management team and workforce. We believe this long-term investment will serve as a constructive collaboration model for Chinese and U.S. companies to work together for success,” said Weiguo Zhao, Chairman of Tsinghua Unigroup and Unisplendour Corporation.

The closing of this investment transaction is subject to certain regulatory approvals and other customary closing conditions.

Wells Fargo Securities, LLC has acted as the financial advisor to Western Digital.

Supplemental Information

A question and answer document related to the Unis investment is available on the Western Digital website at investor.wdc.com. The companies are not holding a conference call related to the transaction; Western Digital will provide additional commentary on its next quarterly results conference call.

The common stock was offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The shares have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

About Western Digital

Founded in 1970, Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is an industry-leading developer and manufacturer of storage solutions that enable people to create, manage, experience and preserve digital content. Its HGST and WD® subsidiaries are long-time innovators in the storage industry. Western Digital Corporation is responding to changing market needs by providing a full portfolio of compelling, high-quality storage products with effective technology deployment, high efficiency, flexibility and speed. Our products are marketed under the HGST, WD and G-Technology™ brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

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About Unisplendour

As a leading information technology company in China, Unisplendour Corporation Limited (Unis, 000938.SZ) is dedicated to research, development, production, sales and service of IT products and solutions. Centered by its “cloud-network-endpoint” strategy, Unis’ business has covered a broad range from servers, storage, networking equipment to IT service, application development and system integration, and is expanding to cloud computing, mobile Internet and big data processing.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those concerning Unis’ investment in Western Digital (the “transaction”), what Western Digital intends to do with the proceeds from the transaction, the expected benefits and other impacts resulting from the transaction, and Western Digital’s value-creation efforts. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: the possibility that transaction may not close within the anticipated timeframe or at all; the expected benefits and other impacts resulting from the transaction may not materialize as expected; volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; actions by competitors; and other risks and uncertainties in Western Digital’s filings with the Securities and Exchange Commission, including Western Digital’s Annual Report on Form 10-K filed on Aug. 21, 2015. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and neither Western Digital nor Unis undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.

Western Digital Media Contact:	Western Digital Investor Contact:
Jim Pascoe	Bob Blair
Western Digital Corp.	Western Digital Corp.
408.717.5950	949.672.7834
jim.pascoe@wdc.com	robert.blair@wdc.com

Brunswick Group Media Contact:
Monika Driscoll
Brunswick Group
212.333.3810
mdriscoll@brunswickgroup.com